                                                                     EXHIBIT 11


                          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except share and per share information)

Weighted average common shares outstanding--
basic earnings per share................................  5,582,385      7,471,151      10,239,996

Common stock issuable upon assumed conversion of stock
options and warrants....................................         --             --         526,120
                                                         ----------     ----------     -----------

Adjusted weighted average common shares outstanding--
diluted earnings per share..............................  5,582,385      7,471,151      10,766,116
                                                         ==========     ==========     -----------

Net income (loss) applicable to common stock............ $   (4,544)    $   (2,389)    $     1,430
                                                         ==========     ==========     ===========

Basic net income (loss) per common share................ $    (0.81)    $    (0.32)    $      0.14
                                                         ==========     ==========     ===========

Diluted net income (loss) per common share.............. $    (0.81)    $    (0.32)    $      0.13
                                                         ==========     ==========     ===========



                                      61